UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 6, 2012

ACE LIMITED

(Exact name of registrant as specified in its charter)

Switzerland	1-11778	98-0091805
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Baerengasse 32

CH-8001 Zurich, Switzerland

(Address of principal executive offices)

Registrant’s telephone number, including area code: +41 (0)43 456 76 00

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 6, 2012, ACE Limited (“ACE”), ACE Bermuda Insurance Ltd. (“ACE Bermuda”), ACE Tempest Life Reinsurance Ltd. (“ACE Tempest Life”), ACE Tempest Reinsurance Ltd. (“ACE Tempest Re”) and ACE INA Holdings Inc. (“ACE INA” and, together with ACE, ACE Bermuda, ACE Tempest Life and ACE Tempest Re, the “Borrowers”) entered into a syndicated credit agreement (the “Credit Agreement”) with a group of lenders and Wells Fargo Bank, National Association, as administrative agent.

The Credit Agreement is unsecured and provides for up to $1,000,000,000 of availability, all of which may be used for the issuance of letters of credit and up to $300,000,000 of which may be used for revolving loans. Subject to obtaining additional commitments, ACE may increase the availability under the Credit Agreement by up to $500,000,000.

The Credit Agreement may be used for working capital and other general corporate purposes. The Credit Agreement replaces (i) the $1,000,000,000 syndicated second amended and restated reimbursement agreement dated as of November 8, 2007 among ACE, ACE Bermuda, ACE Tempest Life, ACE Tempest Re, various lenders and Wells Fargo Bank, National Association (successor to Wachovia Bank, National Association), as administrative agent, and (ii) the $500,000,000 syndicated second amended and restated credit agreement dated as of November 8, 2007 among ACE, ACE Bermuda, ACE Tempest Re, ACE INA, various lenders and JPMorgan Chase Bank, N.A., as administrative agent, each of which was terminated on November 6, 2012.

Under the Credit Agreement, ACE or the applicable Borrower pays (a) a commitment fee based upon ACE’s long-term foreign issuer credit rating (or its equivalent) by S&P or Moody’s (the “ACE Ratings”) on any unutilized portion of the facility, (b) an interest rate margin based on the ACE Ratings on the outstanding amount of loans, (c) a letter of credit commission based on the ACE Ratings on the amount of the outstanding letters of credit, (d) fronting fees to each lender that issues letters of credit on behalf of other lenders under the Credit Agreement, (e) customary administrative charges of the applicable letter of credit issuers and (f) customary administrative fees of the administrative agent. ACE also paid customary upfront and arrangement fees in connection with the closing of the Credit Agreement.

The terms and conditions of the Credit Agreement are substantially similar to the provisions in other ACE group credit facilities. The Credit Agreement contains customary covenants, including covenants limiting liens, substantial asset sales and mergers. Most of these restrictions are subject to certain minimum thresholds and exceptions. ACE guarantees all obligations of the other Borrowers under the Credit Agreement.

The Credit Agreement also contains financial covenants that require maintenance of:

(i) a minimum consolidated net worth of not less than $17,486,776,000 (subject to an annual reset provision) plus 25 percent of cumulative net income from June 30, 2012, plus 50 percent of the net proceeds of any issuance of equity interests subsequent to June 30, 2012; and

(ii) a ratio of consolidated total debt (excluding trust preferred securities and mezzanine capital to the extent not exceeding 15 percent of total capitalization) to total capitalization of not greater than 0.35 to 1.

In addition, the Credit Agreement has customary events of default, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, bankruptcy or insolvency proceedings, change of control and cross-default to other debt agreements.

Item 1.02 Termination of a Material Definitive Agreement.

See Item 1.01 above which is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACE LIMITED

By:	/s/ Paul B. Medini
Paul B. Medini
Chief Accounting Officer

DATE: November 12, 2012